Exhibit 99.1

INDEX TO FINANCIAL STATEMENTS
Page
Report of Independent Public Accountants	F–2
Balance Sheets as of the Years Ended December 31, 2000 and 1999	F–3
Statements of Operations for each of the Three Years in the Period Ended December 31, 2000	F–4
Statements of Stockholder's Equity (Deficit) for each of the Three Years in the Period Ended December 31, 2000	F–5
Statements of Cash Flows for each of the Three Years In the Period Ended December 31, 2000	F–6
Notes to Financial Statements	F–7

F –1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Forman Petroleum Corporation:

We have audited the accompanying balance sheets of Forman Petroleum Corporation (a Louisiana corporation) as of December 31, 2000 and 1999, and the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2000 (post–confirmation) and the years ended December 31, 1999 and 1998 (pre–confirmation). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Forman Petroleum Corporation as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1, effective December 29, 1999, the Company was reorganized under a plan confirmed by the United States Bankruptcy Court in the United States District Court for the Eastern District of Louisiana and adopted a new basis of accounting whereby all remaining assets and liabilities were adjusted to their estimated fair values. Accordingly, financial statements for periods subsequent to the reorganization are not comparable to the financial statements presented for prior periods.

New Orleans, Louisiana,
March 12, 2001

F–2

FORMAN PETROLEUM CORPORATION

BALANCE SHEETS
	December 31,
	2000	1999

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 3,728,332	$ 3,180,925
Accounts receivable	135,473	236,663
Oil and gas revenue receivable	2,594,724	1,359,393
Deferred taxes	371,778	–
Unbilled well costs	198	257
Prepaid expenses and tax overpayment	372,960	43,845
Total current assets	7,203,465	4,821,083

PROPERTY AND EQUIPMENT:
Oil and gas properties, full cost method	28,481,661	25,515,529
Unevaluated oil and gas properties	5,006,197	4,732,139
Other property and equipment	287,524	200,000
	33,775,382	30,447,668
Less– accumulated depreciation, depletion and amortization	(4,484,364)	–

Net property and equipment	29,291,018	30,447,668

OTHER ASSETS:
Escrowed and restricted funds	487,783	490,044

Total assets	$ 36,982,266	$ 35,758,795

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$ 518,760	$ 1,571,710
Undistributed oil and gas revenues	745,024	895,064
Current portion of notes payable	1,219,214	640,608
Total current liabilities	2,482,998	3,107,382
Notes payable	1,309,790	2,066,173
Deferred tax liability	10,788,208	9,900,580
Total liabilities	14,580,996	15,074,135
STOCKHOLDERS' EQUITY:
Common stock, no par value, 10,000,000 shares authorized, 984,042 and 984,032 shares issued and outstanding at December 31, 2000 and 1999, respectively	20,685,007	20,684,660
Retained earnings	1,716,263	–
Total stockholders' equity	22,401,270	20,684,660
Total liabilities and stockholders' equity	$ 36,982,266	$ 35,758,795

The accompanying notes are an integral part of these financial statements.

F – 3

FORMAN PETROLEUM CORPORATION

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2000	1999	1998
Revenues:
Oil and gas sales	$ 14,696,688	$ 12,992,714	$ 15,950,329
Interest income	186,284	–	239,581
Overhead reimbursements	41,173	64,980	71,325
Other income	36,344	58,292	14,608

Total revenues	14,960,489	13,115,986	16,275,843

Costs and expenses:
Production taxes	559,334	731,542	540,837
Lease operating expenses	3,353,441	3,146,581	3,359,200
General and administrative expenses	2,656,765	3,013,809	2,774,498
Interest expense	–	6,243,778	10,122,131
Full cost ceiling writedown	–	–	19,575,047
Recapitalization expense	109,130	–	–
Depreciation, depletion and amortization	4,484,364	5,601,733	10,442,032

Total expenses	11,163,034	18,737,443	46,813,745

Net income (loss) from operations before reorganization items, income taxes and extraordinary item	3,797,455	(5,621,457)	(30,537,902)
Reorganization items:
Reorganization costs	(898,760)	(1,184,111)	–
Adjust accounts to fair value (Note 1)	–	6,268,022	–

Net income (loss) before income taxes and extraordinary item	2,898,695	(537,546)	(30,537,902)
Provision (benefit) for income taxes	1,182,432	(188,141)	–

Net income (loss) before extraordinary item	1,716,263	(349,405)	(30,537,902)
Extraordinary gain on extinguishment of debt, net of taxes of $10,088,721	–	46,724,052	–

Net income (loss)	1,716,263	46,374,647	(30,537,902)
Preferred stock dividends	–	(1,152,991)	(1,729,068)
Net income (loss) attributable to common shares	$ 1,716,263	$45,221,656	$ (32,266,970)

Per common share amounts:
Net income (loss) per share attributable to common shares before extraordinary item	$ 1.74	$(16.69)	$(358.52)
Extraordinary item per share	–	519.15	–

Net income (loss) per share	$ 1.74	$ 502.46	$(358.52)

Weighted average basic and diluted shares outstanding	984,042	90,000	90,000

  The accompanying notes are an integral part of these financial statements.

F –4

FORMAN PETROLEUM CORPORATION

STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

Common Stock	Treasury Stock	Additional Paid–In Capital	Accumulated Deficit	Total
BALANCE, December 31, 1997	$ 1,000	$ (10)	$ –	$(24,174,967)	$(24,173,977)

Net loss	–	–	–	(30,537,902)	(30,537,902)
ACCRETION OF DISCOUNT ON MANDATORILY REDEEMABLE PREFERRED STOCK		–	–	(41,666)	(41,666)
ACCRUE DIVIDENDS ON MANDATORILY REDEEMABLE PREFERRED STOCK		–	–	(1,729,068)	(1,729,068)

BALANCE, December 31, 1998	$ 1,000	$ (10)	$ –	$(56,483,603)	$(56,482,613)
Net income	–	–	–	46,374,647	46,374,647
ACCRETION OF DISCOUNT ON MANDATORILY REDEEMABLE PREFERRED STOCK	–	–	–	(27,778)	(27,778)
ACCRUE DIVIDENDS ON MANDATORILY REDEEMABLE PREFERRED STOCK	–	–	–	(1,152,991)	(1,152,991)
OLD COMMON STOCK SURRENDERED	(1,000)	10	–	–	(990)
NEW COMMON STOCK ISSUED IN REORGANIZATION	20,684,660	–	–	–	20,684,660
DISCHARGE OF PREFERRED STOCK IN REORGANIZATION	–	–	–	13,555,971	13,555,971
FRESH START ACCOUNTING ADJUSTMENTS (Note 1)	–	–	–	(2,266,246)	(2,266,246)

BALANCE, December 31, 1999	$20,684,660	$ –	$ –	$ –	$20,684,660

NEW COMMON STOCK ISSUED IN EXCHANGE FOR WARRANTS	347	–	–	–	347
NET INCOME	–	–	–	1,716,263	1,716,263

BALANCE, December 31, 2000	$20,685,007	$ –	$ –	$ 1,716,263	$22,401,270

The accompanying notes are an integral part of these financial statements.

F – 5

FORMAN PETROLEUM CORPORATION

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2000	1999	1998

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 1,716,263	$ 46,374,647	$ (30,537,902)
Adjustments to reconcile net income (loss) to net cash provided by operating activities–
Extraordinary item	–	(46,724,052)	–
Depreciation and amortization	4,484,364	5,601,733	30,316,309
Deferred income tax provision (benefit)	515,850	(188,141)	–
Adjust accounts to fair value	–	(6,268,022)	–
Interest on obligations discharged in bankruptcy	–	6,144,915	–
Withdrawal from interest escrow account	–	–	3,978,148
Change in assets and liabilities–
Decrease (Increase) in oil and gas revenue receivable	(1,235,331)	(702,960)	1,750,882
Decrease (Increase) in accounts receivable	101,190	(188,833)	550,161
(Increase) Decrease in unbilled well costs	59	11,067	(3,166)
Decrease (Increase) in prepaid expenses and tax overpayment	(329,115)	253,309	(297,154)
(Decrease) Increase in accounts payable and accrued liabilities	(1,052,950)	1,500,435	(4,059,766)
(Decrease) Increase in undistributed oil and gas revenues	(150,040)	(473,127)	(258,274)
Increase in interest payable	–	–	5,512,640
Decrease (Increase) in advance to operator	–	1,200,000	(1,200,000)
Decrease in capitalized recapitalization costs	–	384,313	–

Net cash provided by operating activities	4,050,290	6,925,284	5,751,878

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to oil and gas properties	(3,240,190)	(5,173,645)	(4,523,589)
Reduction of escrow account	2,261	3,437	21,615
Purchase of other property and equipment	(87,524)	(48,639)	(67,964)

Net cash used in investing activities	(3,325,453)	(5,218,847)	(4,569,938)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of notes payable	(177,777)	–	–
Proceeds from sale of common stock	347	–	–
Deferred financing costs	–	–	(165,321)

Net cash used in financing activities	(177,430)	–	(165,321)

NET INCREASE IN CASH AND CASH EQUIVALENTS	547,407	1,706,437	1,016,619
CASH AND CASH EQUIVALENTS – BEGINNING OF PERIOD	3,180,925	1,474,488	457,869

CASH AND CASH EQUIVALENTS – END OF PERIOD	$ 3,728,332	$ 3,180,925	$ 1,474,488

SUPPLEMENTAL DISCLOSURES:
Cash paid for–
Interest	$ 274,058	$ 82,451	$ 4,609,491

Income taxes	$ 920,500	$ –	$ –

The accompanying notes are an integral part of these financial statements.

F – 6

FORMAN PETROLEUM CORPORATION

NOTES TO FINANCIAL STATEMENTS

DECEMBER 31, 2000 AND 1999

1.    OPERATIONS AND REORGANIZATION:

Forman Petroleum Corporation ("Forman" or the "Company"), a Louisiana corporation, is an independent energy company engaged in the exploration, development, acquisition and production of crude oil and natural gas, with operations primarily in the onshore Gulf Coast area of Louisiana. Forman was incorporated in Louisiana in 1982 and began operations in that year.

Restructuring and Merger

In January, 2001, the Company's majority stockholders organized Acsent Energy Inc., a Delaware corporation (Ascent), to acquire Pontotoc Production, Inc. (Pontotoc). Ascent's outstanding common stock is represented by 1,000 subscribed, but unpaid, shares of $0.001 par value stock owned in equal halves by TCW Shared Opportunity Fund, L.P. (TCW), an affiliate of TCW Asset Management Corporation, and Jefferies & Company, Inc. (Jefferies), who also together own controlling interest, subject to certain restrictions, in the Company. Ascent is authorized to issue an aggregate 30,000,000 shares of stock consisting of 20,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value, preferred stock. Ascent expects to engage in the exploration, development and production of oil and gas in the Gulf Coast and mid–continent regions of the United States.

In January 2001, Ascent entered into an agreement to acquire all outstanding common stock (5.3 million shares as of March 2001) of Pontotoc. Under the agreement, the consideration for each share of Pontotoc will be $9 in cash and one share of Ascent's 8% Series B Convertible Preferred Stock (the Series B Preferred) with a liquidation value of $2.50 per share. This stock will be redeemable by Ascent at any time, convertible to common shares at any time at the option of the holder, and will mandatorily convert to common stock of Ascent on the two–year anniversary of its issuance, such that the Series B Preferred holders would hold 10% of the fully diluted common stock of Ascent as of the consummation of the acquisition. Upon conversion, the Series B Preferred holders would receive cash for accrued and unpaid dividends. Ascent will also pay cash of $500,000 to Pontotoc option holders for the difference between $10.50 and the strike price of their options. This acquisition will be accounted for as a purchase and the total consideration is estimated to be approximately $61 million. Upon the closing of the acquisition, based on the offer, Ascent expects to have outstanding 21,100 shares of Series A Preferred stock with a liquidation preference of $21.1 million, 5.3 million shares of Series B Preferred stock with a liquidation preference of $13.3 million and term debt of approximately $30 million.

In connection with this transaction, the Company will acquire all outstanding shares of common stock of Ascent, and Ascent will become a wholly owned subsidiary of Forman. Ascent plans to offer approximately $21.1 million of its Series A Preferred (the Series A Preferred) stock and warrants to the existing stockholders of Forman on a pro rata basis to help fund the Pontotoc acquisition. The Series A Preferred will have a liquidation preference of $1,000 per share and bear dividends at 8% per annum. The Series A Preferred will be mandatorily redeemable by Ascent five years from the date of issuance at liquidation value plus accrued and unpaid dividends.   Subject to final determination by Ascent's board of directors, the warrants will entitle the holders thereof to purchase approximately 4.4 million shares of Ascent common stock and will have a term of ten years. The warrants will be exercisable at a price to be determined by Ascent's board of directors.

Ascent is negotiating the terms of a credit agreement with its primary lender which will provide the remainder of the funds that will be required to acquire Pontotoc. The credit agreement will be secured by substantially all of the assets of the Company, which will be contributed to Ascent concurrently with the acquisition of Pontotoc.

Ascent is obligated under the Agreement to pay Pontotoc $2 million within five days of termination of the Agreement if the termination is due to failure to obtain financing if all other conditions of the Agreement have been met. This obligation is guaranteed by Forman.

F – 7

Reorganization

On August 6, 1999, the Company filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States District Court for the Eastern District of Louisiana (the Bankruptcy Court) (Case No. 99–14319). On November 22, 1999, the Company and certain of its creditors filed a Second Amended Joint Plan of Reorganization, as amended on December 29, 1999 (the Bankruptcy Plan). The Company's reorganization plan was confirmed by the Bankruptcy Court on December 29, 1999 and consummated January 14, 2000.

Pursuant to the Bankruptcy Plan, all of the Company's issued and outstanding securities were canceled and, as of December 31, 2000, the Company issued 984,042 shares of common stock, no par value, and warrants to purchase up to 490,516 shares of common stock to the Company's former security holders.

As of the confirmation date, the Company had total assets of $33.9 million and liabilities of $96.0 million. With the exception of an aggregate of approximately $2.7 million of promissory notes issued pursuant to the Bankruptcy Plan, approximately $300,000 in convenience claims which were paid in full in 2000, undistributed oil and gas revenues of $895,000, and approximately $3 million in additional pre–petition bankruptcy claims that were disputed by the Company and have now been resolved before the Bankruptcy Court, all of the Company's liabilities and preferred stock as of the confirmation date were extinguished pursuant to the Bankruptcy Plan.

As of September 30, 2000, the Company had resolved all pre–petition bankruptcy claims that had previously been disputed by the Company. The Bankruptcy Court overruled the Company's objection to one creditor's proof of claim. Thereafter, in accordance with the Bankruptcy Plan, the Company issued the holder of that claim a promissory note in the approximate amount of $984,000 in July, 2000. In addition, on July 24, 2000, the Company compromised its objection to a creditor's proof of claim by paying approximately $501,000 in cash and agreeing to perform future work worth approximately $122,000. The Company's objection to the Louisiana Department of Revenue and Taxation's proof of claim, in the amount of $223,000, was resolved in favor of the Company. As a result, the Company is obligated to pay $119,000 to the Louisiana Department of Revenue and Taxation over six years, with interest, in accordance with the Bankruptcy Plan. Finally, in September and October, 2000, the Company resolved all other disputed proofs of claims, in the aggregate amount of $632,000, by paying approximately $416,000 in cash to the holders of those claims.

All disputed proofs of claim have been resolved. Accordingly, on November 2, 2000, the Company filed a motion for final decree with the Bankruptcy Court to close the Company's bankruptcy case. At the hearing on November 29, 2000, the final decree was granted by the Bankruptcy Court.

Costs incurred during 1999 directly related to the Company's reorganization, consisting primarily of legal, accounting and financial consulting fees, were recorded to reorganization costs in the accompanying statement of operations. These costs are net of interest income earned on cash and cash equivalents because the maintenance of cash balances during 1999 was directly related to the Company's bankruptcy filing.

The Company ceased accruing interest on its Senior Debt and dividends on its preferred stock on August 6, 1999, when it filed for relief under Chapter 11.

Fresh Start Reporting

The Company has accounted for the reorganization using the principles of fresh start accounting required by AICPA Statement of Position 90–7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" (SOP 90–7). For accounting purposes, the accompanying financial statements reflect the confirmed plan as if it was consummated on December 31, 1999. Under the principles of fresh start accounting, the Company's total assets and liabilities were recorded at their estimated fair market values. Accordingly, the Company's net proved oil and gas properties were increased by approximately $3.0 million, its unevaluated oil and gas properties were increased by approximately $3.1 million and other net property and equipment was increased by approximately $0.2 million. Obligations arising from the Bankruptcy Plan were recorded at the amounts expected to be paid in settlements of such obligations. In addition, the Company's Senior Notes with a net book value of $68.6  million, related interest

F – 8

payable of $11.1 million, preferred stock of $13.6 million and deferred financing costs related to the Senior Notes and preferred stock of $4.4 million were all written off.  Since the former holders of the Company's Senior Notes (the former noteholders) received 92.5% of the shares of the common stock (Note 5), the gain on discharge of indebtedness was computed using 92.5% of the net assets received by the former noteholders. The remaining 7.5% of the net assets allocable to the former holders of the Company's preferred stock was recorded to equity and is included in fresh start accounting adjustments in the accompanying statement of stockholders' equity. Also included in such amount is the write–off of the remaining deferred costs allocable to the preferred stock.

The effect of the Bankruptcy Plan on the Company's balance sheet as of December 31, 1999, is as follows (in thousands):
		Adjustments to Record Confirmation of Plan
	Preconfirmation	Discharge of Debt andPreferred Stock	Fresh Start	Reorganized Balance Sheet
ASSETS
CURRENT ASSETS	$ 4,821	$ -	$ -	$ 4,821
PROPERTY AND EQUIPMENT:
Oil and gas properties, net	24,158	–	6,090	30,248
Other property and equipment	22	–	178	200
DEFERRED FINANCING COSTS, net	4,398	(4,398)	–
ESCROWED AND RESTRICTED FUNDS	490	–	–	490

	$ 33,889	$ (4,398)	$ 6,268	$ 35,759

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
LIABILITIES NOT SUBJECT TO
COMPROMISE:
Accounts payable and accrued liabilities	$ 2,467	$ –	$ –	$ 2,467
Current portion of promissory notes	26	614	–	640
Other noncurrent liabilities	19	–	–	19
Deferred taxes	(2,382)	10,089	2,194	9,901

	130	10,703	2,194	13,027
LIABILITIES SUBJECT TO COMPROMISE:
Prepetition liabilities	2,521	(2,521)	–	–
Promissory notes	–	2,047	–	2,047
Notes payable – secured (including interest of $11,155)	79,767	(79,767)	–	–
Mandatorily redeemable preferred stock	13,555	(13,555)	–	–
STOCKHOLDERS' DEFICIT:
Common stock – old	1	(1)	–	–
Common stock – new	–	14,417	6,268	20,685
Accumulated deficit	(62,085)	64,279	(2,194)	–

	33,759	(15,101)	4,074	22,732

	$ 33,889	$ (4,398)	$ 6,268	$ 35,759

F – 9

The fair market value assigned to the Company's proved oil and gas properties was estimated by adjusting the net pre–tax future cash flows discounted at a 10% annual rate (PV10) of the Company's proved reserves ($36.4 million at December 31, 1999) as set forth in the Estimate of Reserves and Future Revenue report on the Company's proved oil and gas properties as of December 31, 1999, prepared by Netherland, Sewell & Associates, independent reservoir engineers. This report was prepared in accordance with SEC guidelines, utilizing constant prices existing as of December 31, 1999. The Company adjusted these prices to reflect the product prices used in valuing producing properties, ($21 per barrel of oil and $2.75 per mcf of gas) then applied risk factors to the various categories of proved reserves as follows:
Proved Category	Risk Factor
Proved Producing	95%
Proved Non–producing	75%
Proved Undeveloped	25%

Applying these risk factors and adjusting the product pricing resulted in an estimated fair market value of the proved properties of $25.5 million. The Company's other assets, including other property and equipment, were valued at $4.9 million.

As a result of the implementation of fresh start accounting, the financial statements as of and for the year ended December 31, 1999 reflecting the fresh start accounting principles discussed above are not comparable to the financial statements of prior periods.

2. SIGNIFICANT ACCOUNTING POLICIES:

Oil and Gas Properties

Forman uses the full–cost method of accounting, which involves capitalizing all exploration and development costs incurred for the purpose of finding oil and gas reserves, including the costs of drilling and equipping productive wells, dry hole costs, lease acquisition costs and delay rentals. The Company also capitalizes certain related employee costs and general and administrative costs which can be directly identified with significant acquisition, exploration and development projects undertaken. Such costs are amortized on the future gross revenue method whereby amortization is computed using the ratio of gross revenues generated during the period to total estimated future gross revenues from proved oil and gas reserves. Additionally, the capitalized costs of oil and gas properties cannot exceed the present value of the estimated net cash flow from its proved reserves, together with the lower of cost or estimated fair value of its undeveloped properties (the full cost ceiling). Transactions involving sales of reserves in place, unless extraordinarily large portions of reserves are involved, are recorded as adjustments to accumulated depreciation, depletion and amortization.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Depreciation of Other Property and Equipment

Depreciation of property and equipment other than oil and gas properties is provided on the straight–line method over the estimated useful lives of the assets.

Deferred Financing Costs

For oil and gas property acquisitions which were burdened by an overriding royalty interest assigned to its lenders, the Company allocated a portion of the purchase price of such acquisitions to deferred financing costs. The amount allocated is proportional to the discounted future net cash flows associated with the interest assigned as compared to

F – 10

the total discounted future net cash flows for the acquisition (before carve–out of the overriding royalty interest) as of the date of the acquisition. These allocated costs, along with other costs of obtaining financing, were deferred and amortized using the effective interest method over the original term of the related debt. All such costs were reduced to zero in the reorganization discussed in Note 1.

Fair Value of Financial Instruments

Cash, cash equivalents, accounts receivable, accounts payable and promissory notes were reflected at their fair market values at December 31, 1999, in accordance with SOP 90–7 as discussed in Note 1. As of December 31, 2000, the fair market value of the financial instruments mentioned above approximated their respective book values.

Income Taxes

The income tax effects of the Company's reorganization had a material impact on the tax basis of the Company's oil and gas interests and its net operating loss carryforwards (Note 4).

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recapitalization Costs – 1998

Costs incurred during 1998, consisting primarily of consulting and financial advisory fees, were capitalized in anticipation of the possible debt restructuring or recapitalization of the Company. These costs were written off in 1999 when the Company filed for bankruptcy.

Derivatives

The Company uses derivative financial instruments such as swap agreements and forward sales contracts for price protection purposes on a limited amount of its future production and does not use them for trading purposes. Such derivatives are accounted for on an accrual basis and amounts paid or received under the agreements are recognized as oil and gas sales in the period in which they accrue. For the years ended December 31, 2000, 1999 and 1998, the Company recorded additions to oil and gas sales of $–0–, $109,800 and $–0–, respectively, under these agreements. The Company entered into a forward sales agreement to sell 200 barrels per day of its oil production in October, 1999 for the twelve months ending November 30, 2000, at a price of $22.05 per barrel. As of December 31, 2000 the Company had open forward gas sales positions for the months of January, February and March, 2001 of 60,000 MBTU per month at prices of $7.09, $7.04 and $7.14, respectively.

Certain Concentrations

During 2000, 100% of the Company's oil and gas production was sold to four customers. Based on the current demand for oil and gas, the Company does not believe the loss of any of these customers would have a significant financially disruptive effect on its business or financial condition.

Per Share Amounts

Net income or loss per share of common stock was calculated by dividing net loss applicable to common stock by the weighted–average number of common shares outstanding during the year. Due to the net loss from continuing operations reported in 1998, all options and warrants outstanding (representing 43,600) were excluded from the

F – 11

computation because they would have been antidilutive. For 2000 and 1999, warrants and options were excluded because the exercise price of outstanding options and warrants (490,516 in 2000 and 43,600 in 1999) exceeded the fair value of the company's common stock.

Recent Accounting Pronouncements

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Statement establishes accounting and reporting standards that require every derivative instrument (including certain derivative instruments embedded in other contracts) to be recorded in the balance sheet as either an asset or a liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The Company adopted SFAS No. 133 on January 1, 2001. Because of the nature of the Company's hedging activities, the adoption of SFAS No. 133 did not have a material impact on the Company's financial position or results of operations.

Reclassifications

Certain prior year amounts have been reclassified to conform to the presentation of such items in the current year.

3. NOTES PAYABLE AND PREFERRED STOCK:

As discussed in Note 1, all of the Company's debt, including accrued interest, and preferred stock were discharged in the reorganization. The Company has issued to certain general unsecured creditors seven promissory notes aggregating to approximately $3.65 million payable beginning April 1, 2000, in equal monthly installments of principal and interest over three years and bearing interest at the rate of 8% per year. Additionally, the Company has notes outstanding of $20,485 related to purchases of automobiles and trucks. Aggregate minimum principal payments at December 31, 2000, required on these notes for the next five years are as follows (in thousands): 2001 – $1,219; 2002 – $1,310; 2003 – $–0–; 2004 – $0; 2005 – $0.

4. INCOME TAXES:

The Company follows the asset and liability method of accounting for deferred income taxes prescribed by the Financial Accounting Standards Board Statement No. 109 (FAS 109) "Accounting for Income Taxes". Under the applicable income tax rules and regulations, the Company is not required to recognize taxable income, or pay taxes on the gain resulting from discharge of indebtedness (DOI) as a result of the Bankruptcy Plan. Rather, the gain (represented for tax purposes as the face value of the debt and accrued interest discharged in excess of the fair market value of the reorganized company) reduces the Company's net operating loss carryforwards (NOLs). Any remaining gain (after offsetting the Company's NOLs) reduces the Company's tax basis in its net assets. The magnitude of the DOI resulted in the elimination of $20.9 million of NOLs from 1998 and $9.6 million of NOLs generated during 1999. Additionally, it substantially eliminated the tax basis in the net assets of the reorganized Company. The significant excess of book basis over tax basis in the net assets of the Company resulted in the recording of a $9.9 million deferred tax liability in the reorganized balance sheet (See Note 1). Realization of the NOLs used to offset the gain on DOI also resulted in the reversal of the valuation allowance, the impact of which is included in the tax effect of the extraordinary item of $10.1 million in the accompanying statement of operations.

The provision for income taxes for the years ended December 31, 1999 and 2000 consisted of the following (in thousands):

	2000	1999
Current	$ 667	$ –
Deferred	515	(188)
Total provision (benefit)	$ 1,182	$ (188)

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At December 31, the Company has the following deferred tax assets and liabilities recorded (in thousands):

	2000	1999
Temporary differences:
Oil and gas properties	$ 10,788	9,901
Other	(372)	–
Net deferred tax liability	$ 10,416	$ 9,901

The provision for income taxes (on net loss before extraordinary item) at the Company's effective tax rate differed from the provision for income taxes at the federal statutory rate as follows (in thousands):

	December 31, 2000	December 31, 1999
Computed provision (benefit) at the expected federal statutory rate	$ 985	$ (188)
State taxes and other	197	–
Income tax provision (benefit)	$ 1,182	$ (188)

5. COMMON STOCK AND WARRANTS:

In connection with the consummation of the Bankruptcy Plan, as of December 31, 2000, the Company has issued approximately 984,042 shares of common stock to the former holders of the Company's senior notes and preferred stock. Pursuant to the Bankruptcy Plan, the Company has issued the new shares of common stock upon the surrender of the certificates representing the senior notes and the preferred stock. The common stock was allocated as follows: (i) 13.2143 shares of common stock were issued for each $1,000 of principal amount of canceled Senior Notes and (ii) 0.3120 shares of common stock were issued for each canceled share of preferred stock. The new common stock is subject to a stockholders agreement which contains restrictions on voting, sale and transfer, among other restrictions, of the common stock. Additionally, controlling stockholders (as defined) are entitled under a registration rights agreement to effect up to four registrations of the common stock to be filed on their behalf by the Company. McLain Forman is also entitled to effect up to two registrations under certain conditions (as defined in the agreement).

The Company has also issued, as of December 31, 2000, warrants to purchase up to approximately 490,516 shares of common stock. These warrants consist of 49,048 Series A Warrants (exercise price $34.74), 147,156 Series B Warrants (exercise price $92.80), 147,156 Series C Warrants (exercise price $117.80), and 147,156 Series D Warrants (exercise price $137.80). Each of these warrants is currently exercisable and will automatically expire on January 14, 2007. Of these warrants, approximately 68% of each series was issued to McLain Forman, the former sole shareholder, with the remaining warrants being issued to the former preferred stock and noteholders as described below. Ten Series A Warrants were exercised in 2000.

In connection with the 1997 offerings of Senior Notes and preferred stock, the Company had issued warrants to purchase 43,600 shares of common stock at an initial exercise price of $1.00 per share, subject to adjustment in certain defined cases. The Company had allocated $666,667 and $333,333 of the proceeds received from the sale of the note units and equity units, respectively, to the warrants issued, which had been recorded as additional paid in capital at December 31, 1997. In addition, the Company had also issued warrants to purchase 4,844 shares of common stock under the same conditions as discussed above. The Company recorded $111,100 of additional paid–in capital for these warrants, which was being amortized as deferred financing costs over the term of the note units.

F – 13

Pursuant to the Bankruptcy Plan, holders of the Company's old common stock warrants that were issued in June 1997 in connection with the Company's offering and sale of the Senior Notes received in the aggregate approximately 10,850 Series A Warrants and approximately 32,550 of each of the Series B, Series C, and Series D Warrants. Each holder of a Senior Note warrant received 0.1637 Series A Warrants and 0.4910 Series B, Series C, and Series D Warrants for each Senior Note warrants canceled pursuant to the Bankruptcy Plan. Holders of the Company's warrants that were issued in June 1997 in connection with the Company's offering and sale of the preferred stock (the Equity Warrants) received in the aggregate approximately 5,450 Series A Warrants and approximately 16,350 of each of the Series B, Series C, and Series D Warrants. Each holder of an Equity Warrant received 0.0273 Series A Warrants and 0.0818 Series B, Series C, and Series D Warrants for each Equity Warrant canceled pursuant to the Bankruptcy Plan. McLain Forman received 33,780 Series A Warrants and 101,100 of each of the Series B, Series C, and Series D Warrants in connection with the consummation of the Bankruptcy Plan and pursuant to his employment agreement.

The issuance of the common stock and the warrants pursuant to the Bankruptcy Plan was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 1145 of the United States Bankruptcy Code.

The warrants had no measurable value upon issuance based on the calculation of their fair value using the Black –Scholes option pricing model.

6. COMMITMENTS AND CONTINGENCIES:

Employment Agreements

Effective January 14, 2000, the Company entered into employment agreements with certain members of executive management. The agreements provide for employment of certain members of executive management in their current positions through April 30, 2001, subject to earlier termination, at a fixed annual salary and an annual bonus based upon the attainment of certain quantitative goals. The agreements provide for aggregate salaries of $961,000 per calendar year to the executives and a maximum bonus of 30% of base salary to each executive, except for the former sole shareholder for whom the maximum bonus is 90% of base salary. The maximum bonuses of $423,000 attributable to fiscal 2000 were recorded in the accompanying financial statements and are payable by March 31, 2001.

If the Company terminates an executive without cause (as defined in the agreement) or the executive terminates employment for good reason (as defined in the agreement), the Company must (i) pay the executive his accrued base salary as of the date of termination plus his annual base salary for the remainder of his employment term and (ii) provide the executive with continuing group medical, dental, disability and life insurance benefits until the later of 18 months from the date of termination or the original expiration date of the employment term. Should the executive prevail in any cause of action, suit, arbitration or other legal proceeding initiated to enforce the provisions of the agreement, the Company indemnifies the executive for all costs including reasonable attorneys' fees incurred by the executive in connection with such cause of action, suit, arbitration or other legal proceeding. If the executive terminates his employment for reasons other than good reason or the Company terminates the executive for cause, the Company must pay to the executive his accrued base salary as of the date of termination. If the executive is terminated for cause following a change of control (as defined in the agreement), the executive will also be paid his base salary for the remainder of his employment term and will be provided continuing group medical, dental, disability and life insurance benefits until the later of 18 months from the date of termination or the original expiration date of the employment term.

F – 14

Operating Leases

Forman has two noncancellable operating leases for the rental of office space, which expire on September 14, 2004 and January 14, 2005. Future commitments under these leases are as follows:
December 31,	Amount
2001	$ 235,544
2002	$ 251,886
2003	$ 257,333
2004	$ 237,260
2005	$ –0–

Rental expense under operating leases during 2000, 1999 and 1998 was $210,480, $240,980, and $200,841, respectively.

Legal Proceedings

From time to time, the Company may be a party to various legal proceedings.  The Company currently is a party to a lawsuit arising in the ordinary course of business.  Management does not expect this matter to have a material adverse effect on the Company's financial position or results of operations.

7. ESCROWED AND RESTRICTED FUNDS:

Cash restricted for payment of abandonment costs for the Boutte and Bayou Dularge Fields is classified as a long–term asset. Such amounts are invested in short–term interest–bearing investments. The cash is escrowed under an agreement which required Forman to make additional specified monthly contributions through November 1995. As of December 31, 2000, the escrow accounts are fully funded.

8. EMPLOYEE BENEFITS:

As part of the reorganization discussed in Note 1, the 1997 Stock Option Plan was dissolved and all outstanding options were cancelled. There was no other activity with respect to the Plan during 2000.

401(K) Plan

The Company has adopted a defined contribution retirement plan that complies with Section 401(k) of the Code (the 401(k) Plan). Pursuant to the terms of the 401(k) Plan, all employees with at least one year of continuous service are eligible to participate and may contribute up to 15% of their annual compensation (subject to certain limitations imposed under the Code). The 401(k) Plan provides that a discretionary match of employee contributions may be made by the Company in cash. In December 1998, the Company made a matching contribution, in the amount of $58,398, based upon each individual employee's plan contributions for 1998. In December, 1999 the Company made another matching contribution, in the amount of $70,012, based upon each individual employee's plan contributions for 1999. During 2000, the Company made matching contributions on a monthly basis, in the aggregate amount of $76,244, based upon each individual employee's plan contributions for 2000. These matching employer contributions to the 401(k) Plan are fully vested to the individual employees after three years of service. The amounts held under the 401(k) Plan are invested among various investment funds maintained under the 401(k) Plan in accordance with the directions of each participant. Employee contributions under the 401(k) Plan are 100% vested and participants are entitled to payment of vested benefits upon termination of employment.

9. WRITEDOWN OF OIL AND GAS PROPERTIES:

During 1998, the Company wrote down its oil and gas properties by $19,575,047. The amount of the writedown represents the excess capitalized costs over estimated future net revenues attributable to oil and gas reserves discounted at 10%, less estimated future income taxes. The estimated future net revenues used in the calculation were based on year–end reserve volumes (as determined by an independent petroleum engineer), using 1998 year end oil prices of $10.44 per barrel and 1998 year end gas prices of $1.87 per thousand cubic feet, with no provision for future escalation. The Company also wrote down its oil and gas property investments during 1997 by $10,008,121. The estimated future net revenues used in the ceiling test calculation for 1997 were based on year–end reserve volumes (as determined by an independent petroleum engineer), utilizing March, 1998 oil prices of $14.47

F – 15

per barrel and March, 1998 gas prices of $2.40 per thousand cubic feet, with no provision for future escalation. The utilization of these prices resulted in an increase in the amount charged to operations during 1997 of $8,167,879 over the amount that would have been recorded using year–end prices.

10. OIL AND GAS ACTIVITIES:

The following tables provide information required by SFAS No. 69 "Disclosures About Oil and Gas Producing Activities."

Capitalized Costs

Capitalized costs and accumulated depreciation, depletion and amortization relating to the Company's oil and gas producing activities, all of which are conducted within the continental United States, are summarized below:
Year Ended December 31,
2000	1999	1998
Proved producing oil and gas properties	$ 28,481,661	$ 25,515,529	$ 77,067,569
Unevaluated properties	5,006,197	4,732,139	4,485,359
Accumulated depreciation, depletion and amortization (Note 1)	(4,435,612)	–	(57,938,060)
Net capitalized costs	$ 29,052,246	$ 30,247,668	$ 23,614,868

Costs Incurred

Costs incurred in oil and gas property acquisition, exploration and development activities are summarized below:
	Year Ended December 31,
	2000	1999	1998

Acquisition costs	$ 574,008	$ 81,840	$ –
Exploration costs	46,853	1,745,862	2,413,719
Development costs	1,502,880	3,345,943	2,118,810
Capitalized G&A costs	842,391	–	–

Costs incurred	$ 2,966,132	$ 5,173,645	$ 4,532,529

Gross cost incurred excludes sales of proved and unproved properties which are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves. For 2000, G&A costs in the amount of $842,000 were capitalized into the full cost pool. No such capitalization of G&A was made for either 1998 or 1999.

The following table discloses financial data associated with the capitalized unevaluated costs as of December 31, 2000:
		Costs incurred during the Year Ended December 31,
	Balance at December 31, 2000	2000	1999
Acquisition costs	$ 4,732,139	$ –	$ 4,732,139
Capitalized interest	274,058	274,058	–

Costs incurred	$ 5,006,197	$ 274,058	$ 4,732,139

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Reserves – (Unaudited)

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are proved reserves that can reasonably be expected to be recovered through existing wells with existing equipment and operating methods.

Proved oil and natural gas reserve quantities and the related discounted future net cash flows before income taxes for the periods presented are based on estimates prepared by Ryder Scott Company for 1998 and by Netherland, Sewell & Associates for 1999 and 2000. Both Ryder Scott and Netherland Sewell are independent petroleum engineers. Such estimates have been prepared in accordance with guidelines established by the Securities and Exchange Commission.

The Company's net ownership interests in estimated quantities of proved oil and natural gas reserves and changes in net proved reserves, all of which are located in the continental United States, are summarized below:
Oil, Condensate and Natural Gas Liquids
(Bbls)
Year Ended December 31,
2000	1999	1998
Proved developed and undeveloped reserves:
Beginning of year	1,612,124	1,530,724	2,259,567
Revisions of previous estimates	169,698	273,709	(335,803)
Purchases of oil and gas properties	405,571	–	–
Extensions and discoveries	749,697	151,085	–
Production	(269,899)	(343,394)	(393,040)
End of year	2,667,191	1,612,124	1,530,724
Proved developed reserves at end of year	1,832,778	1,330,675	1,310,274

Natural Gas (Mcf)
Year Ended December 31,
2000	1999	1998
Proved developed and undeveloped reserves:
Beginning of year	18,995,838	14,558,000	22,105,000
Revisions of previous estimates	934,260	3,405,862	(2,602,860)
Purchases of oil and gas properties	1,256,479	–	–
Extensions and discoveries	6,870,554	4,123,150	–
Production	(1,797,305)	(3,091,174)	(4,944,140)
End of year	26,259,826	18,995,838	14,558,000
Proved developed reserves at end of year	12,804,123	13,599,050	9,865,000

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Standardized Measure (Unaudited)

The table of the Standardized Measure of Discounted Future Net Cash Flows related to the Company's ownership interests in proved oil and gas reserves as of period end is shown below:
Year Ended December 31,
2000	1999	1998
(In Thousands)
Future cash inflows	$ 331,656	$ 88,182	$ 43,256
Future oil and natural gas operating expenses	(43,647)	(29,045)	(14,598)
Future development costs	(17,666)	(7,371)	(5,821)
Future net cash flows before income taxes	270,343	51,766	22,837
Future income taxes	(100,313)	(17,401)	–
Future net cash flows	170,030	34,365	22,837
10% annual discount for estimating timing of cash flows	(56,585)	(9,962)	(3,668)
Standardized measure of discounted future net cash flows	$ 113,445	$ 24,403	$ 19,169

Future cash flows are computed by applying year–end prices of oil and natural gas to year–end quantities of proved oil and natural gas reserves. Future operating expenses and development costs are computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company's proved oil and natural gas reserves at the end of the year, based on year end costs and assuming the continuation of existing economic conditions. Future income taxes are computed using the Company's tax basis in evaluated oil and gas properties and other related tax carryforwards. In 1998, the present value of future net cash flows before income taxes was exceeded by the Company's tax basis in the oil and gas properties and other tax attributes; therefore, future income taxes have not been reflected in that year. The standardized measure of discounted future net cash flows does not purport, nor should it be interpreted, to present the fair value of the Company's oil and natural gas reserves. An estimate of fair value would also take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, a discount factor more representative of the time value of money and the risks inherent in reserve estimates. The weighted average prices of oil and gas used with the above tables at December 31, 2000, 1999 and 1998 were $25.48, $24.58 and $10.44 respectively, per barrel and $10.04, $2.56 and $2.15, respectively, per Mcf. Oil prices have remained relatively stable and natural gas prices have continued to decline almost 50% subsequent to December 31, 2000. Accordingly, the discounted future net cash flows could be decreased if the standardized measure were calculated at a later date.

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Changes in Standardized Measure (Unaudited)

Changes in standardized measure of future net cash flows relating to proved oil and gas reserves are summarized below:
Year Ended December 31,
2000	1999	1998
(In Thousands)
Changes due to current year operations:
Sales of oil and natural gas, net of oil and natural gas operating expenses	$ (11,048)	$ (9,246)	$ (12,050)
Extensions and discoveries	72,785	8,604	–
Purchases of oil and gas properties	9,289	–	–
Changes due to revisions in standardized variables:
Prices and operating expenses	80,438	10,747	(24,336)
Revisions of previous quantity estimates	12,931	6,897	(4,675)
Estimated future development costs	(8,684)	3,055	(2,192)
Accretion of discount	3,608	1,917	5,226
Net change in income taxes	(57,191)	(12,037)	4,715
Production rates, timing and other	(13,086)	(4,703)	4,939
Net Change	89,042	5,234	(28,373)
Beginning of year	24,403	19,169	47,542
End of year	$ 113,445	$ 24,403	$ 19,169

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11.    SUMMARIZED QUARTERLY FINANCIAL INFORMATION – UNAUDITED:

  The following table summarizes the quarterly financial information for 1999 and 2000. For 2000, the Company capitalized $842,000 of G&A expenses and $274,000 of interest incurred during 2000 into the full cost pool in the fourth quarter. For presentation purposes, the expenses as reported in the respective quarterly Form 10Qs for the first three quarters of 2000 have been restated below to reflect this capitalization ratably over the four quarterly periods of 2000.

	1999
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Revenues	$2,625,787	$2,945,597	$3,806,493	$3,738,109	$13,115,986
Expenses	6,584,445	6,846,622	4,930,491	375,885	18,737,443

Net income (loss) from operations	(3,958,658)	(3,901,025)	(1,123,998)	3,362,224	(5,621,457)
Reorganization items and income taxes	–	–	–	(5,272,052)	(5,272,052)

Net income (loss) before extraordinary items	(3,958,658)	(3,901,025)	(1,123,998)	8,634,276	(349,405)
Extraordinary items	–	–	–	46,724,052	46,724,052
Net income (loss)	(3,958,658)	(3,901,025)	(1,123,998)	55,358,328	46,374,647
Preferred stock dividend	473,539	479,164	200,288	–	1,152,991
Net income (loss) attributable to common shares	$(4,432,197)	$(4,380,189)	$(1,324,286)	$55,358,328	$45,221,656
Basic and diluted earnings (loss) per share:
Net income (loss) per share attributable to common shares before extraordinary item	$(49.25)	$(48.67)	$(14.71)	$ 95.94	$ (16.69)
Extraordinary item per share	–	–	–	519.15	519.15
Net income (loss) per share	$(49.25)	$(48.67)	$(14.71)	$615.09	$502.46

	2000
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total

Revenues	$3,382,051	$3,241,941	$3,762,392	$4,574,105	$14,960,489
Expenses	2,504,620	2,687,521	3,265,193	2,705,700	11,163,034

Net income (loss) from operations	877,431	554,420	497,199	1,868,405	3,797,455
Reorganization items and income taxes	1,196,317	–	76,330	808,545	2,081,192

Net income (loss)	$(318,886)	$554,420	$420,869	$1,059,860	$1,716,263

Basic and diluted earnings (loss) per share:	$(0.32)	$0.56	$0.43	$1.07	$1.74

  F – 20